EX-99.a.i

CERTIFICATE OF TRUST OF
DIMENSIONAL FUNDS TRUST

This Certificate of Trust of Dimensional Funds Trust, a statutory trust (the “Trust”), executed by the undersigned trustees, and filed under and in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”), sets forth the following:

FIRST: The name of the statutory trust formed hereby is Dimensional Funds Trust.

SECOND: The address of the registered office of the Trust in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County.  The name of the Trust’s registered agent at such address is Corporation Service Company.

THIRD: The Trust formed hereby will become prior to or within 180 days following the first issuance of beneficial interests a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

FOURTH: Notice is hereby given that the Trust has or may hereafter establish one or more series and that, pursuant to Section 3804 of the Act, the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to a particular series, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets associated with such series only and not against the assets of the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations, costs, charges, reserves and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

FIFTH: The Trust is formed effective as of December 23, 2025.

IN WITNESS WHEREOF, the undersigned, being all of the trustees of Dimensional Funds Trust, has duly executed this Certificate of Trust as of the 15th day of December 2025.

(signatures on the next page)

/s/Gerard K. O’Reilly Gerard K. O’Reilly Chairman and Trustee	/s/Francis A. Longstaff Francis A. Longstaff, Trustee

/s/David P. Butler David P. Butler, Trustee	/s/Stefan Nagel Stefan Nagel, Trustee

/s/Reena Aggarwal Reena Aggarwal, Trustee	/s/Abbie J. Smith Abbie J. Smith, Trustee

/s/Douglas W. Diamond Douglas W. Diamond, Trustee	/s/Heather E. Tookes Heather E. Tookes, Trustee

/s/Darrell Duffie Darrell Duffie, Trustee	/s/Ingrid M. Werner Ingrid M. Werner, Trustee